Exhibit (c)(iv)

STRICTLY PRIVATE & CONFIDENTIAL	DRAFT - CONFIDENTIAL

INVESTMENT BANKING

Project Elk

Discussion Materials

Goldman Sachs & Co. LLC

April 8, 2024

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DRAFT - CONFIDENTIAL

Disclaimer	INVESTMENT BANKING

These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors and senior management of Elk (the "Company") in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.

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DRAFT - CONFIDENTIAL

Overview of Stork Revised Proposal (Apr-2024) Summary of Key Changes vs. Original Proposal (Mar-2024)	INVESTMENT BANKING

	Original Proposal (Mar-2024)	Revised Proposal (Apr-2024)
Aggregate Consideration[1]	$4.948bn	$5.100bn

Pre-Closing Dividend	$750mm	$500mm

Advisors

■    Hired Simpson Thatcher (M&A), Willkie Farr & Gallagher (regulatory), Cleary Gottlieb Steen & Hamilton (funds) as legal advisors, Oliver Wyman as actuarial advisor, and EY and KPMG as accounting / tax advisors

■    Yet to finalize financial advisor(s)

■ Hired JP Morgan and Ardea as financial advisors, Simpson Thatcher (M&A), Willkie Farr & Gallagher (regulatory), Cleary Gottlieb Steen & Hamilton (funds) as legal advisors, Oliver Wyman as actuarial advisor, and EY and KPMG as accounting / tax advisors

Exclusivity	■ N/A	■ Request to engage in exclusivity through 09-May-2024 ■ Request no go-shop provision

Due Diligence

■    Confirmatory in nature only given significant due diligence completed when making initial investment in Elk

■    Key areas include refresh of reserve adequacy analysis, review of latest asset tape, marks of illiquid and semi-liquid assets, reinsurance trust investment guidelines, quality of earnings review, and customary financial / operational / accounting / tax / legal / regulatory due diligence

■     Confirmatory in nature only given significant due diligence completed when making initial investment in Elk

■     Key areas include refresh of reserve adequacy analysis, review of latest asset tape, marks of illiquid and semi-liquid assets, reinsurance trust investment guidelines, quality of earnings review, and customary financial / operational / accounting / tax / legal / regulatory due diligence

■     Review ability of Elk’s plan around a $500mm capital distribution in 2024

■     Engage with BMA and Rating Agencies with respect to the ability to distribute capital to shareholders before the closing of the transaction

Source: Stork IOI submitted on 24-Mar-2024, Stork Revised IOI submitted on 07-Apr-2024.

1 Inclusive of pre-closing dividend.

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DRAFT - CONFIDENTIAL

Summary of Key Economic Terms Stork Apr-2024 Revised Proposal vs. Mar-2024 Proposal | ($ in millions)	INVESTMENT BANKING

Analysis at Various Prices

Consideration Paid by Stork			$ 4,198	$ 4,600	$ 4,606	$ 4,621	$ 4,637	$ 4,652	$ 4,668	$ 4,683	$ 4,699
Pre-Closing Dividend			750	500	500	500	500	500	500	500	500

Total Equity Purchase Price			$ 4,948	$ 5,100	$ 5,106	$ 5,121	$ 5,137	$ 5,152	$ 5,168	$ 5,183	$ 5,199
Implied Purchase Price Per Share¹			$ 326.83	$ 336.62	$ 337.00	$ 338.00	$ 339.00	$ 340.00	$ 341.00	$ 342.00	$ 343.00
												Reference Valuation
						Multiple						Peer Trading Comparables
			Original Bid	Revised Bid								Traditional	Other
			Price	Price								Bermuda	Bermuda	Precedent
Metric	Value	Current	(24-Mar-24)	(07-Apr-24)	Illustrative Bid Price Sensitivity							Reinsurers²	Reinsurers³	Transactions
Implied Purchase Premiums
Day Before Stork Original Letter (22-Mar-2024)	$ 292.50	-	11.7%	15.1%	15.2%	15.6%	15.9%	16.2%	16.6%	16.9%	17.3%
Current Share Price	294.08	-	11.1	14.5	14.6	14.9	15.3	15.6	16.0	16.3	16.6
All-Time-High (28-Mar-2024)	310.76		5.2	8.3	8.4	8.8	9.1	9.4	9.7	10.1	10.4
52-Week-High (28-Mar-2024)	310.76	-	5.2	8.3	8.4	8.8	9.1	9.4	9.7	10.1	10.4
52-Week-Low (20-Oct-2023)	232.05	-	40.8	45.1	45.2	45.7	46.1	46.5	47.0	47.4	47.8
30-Day VWAP	298.68	-	9.4	12.7	12.8	13.2	13.5	13.8	14.2	14.5	14.8
60-Day VWAP	293.11	-	11.5	14.8	15.0	15.3	15.7	16.0	16.3	16.7	17.0
90-Day VWAP	285.85	-	14.3	17.8	17.9	18.2	18.6	18.9	19.3	19.6	20.0
VWAP Since Stork Investment (08-Nov-2023)	284.00	-	15.1	18.5	18.7	19.0	19.4	19.7	20.1	20.4	20.8

Implied Price / Book Value Multiples
YE 2023 Book Value (incl. AOCI)	$ 5,025	0.87 x	0.98 x	1.01 x	1.02 x	1.02 x	1.02 x	1.03 x	1.03 x	1.03 x	1.03 x	1.23 x	0.78 x	1.09 x
YE 2023 Book Value (excl. AOCI)	5,361	0.82	0.92	0.95	0.95	0.96	0.96	0.96	0.96	0.97	0.97	1.14	0.78	1.18
YE 2023 Book Value (Management Adjusted)[4]	5,391	0.81	0.92	0.95	0.95	0.95	0.95	0.96	0.96	0.96	0.96	-	-	-
Q1'24 Preliminary Book Value (incl. AOCI)	5,092	0.86	0.97	1.00	1.00	1.01	1.01	1.01	1.01	1.02	1.02	-	-	1.09
Q1'24 Preliminary Book Value (excl. AOCI)	5,459	0.80	0.91	0.93	0.94	0.94	0.94	0.94	0.95	0.95	0.95	-	-	1.18

Implied Price / Tangible Book Value Multiples
YE 2023 Tangible Book Value (incl. AOCI)	$ 4,962	0.88 x	1.00 x	1.03 x	1.03 x	1.03 x	1.04 x	1.04 x	1.04 x	1.04 x	1.05 x	1.27 x	0.78 x	1.11 x
YE 2023 Tangible Book Value (excl. AOCI)	5,298	0.83	0.93	0.96	0.96	0.97	0.97	0.97	0.98	0.98	0.98	1.18	0.78	-
YE 2023 Tangible Book Value (Management Adjusted)[4]	5,328	0.82	0.93	0.96	0.96	0.96	0.96	0.97	0.97	0.97	0.98	-	-	-

Implied Price / Management Projected Earnings Multiples
2024E Earnings - Per Management	$ 659	6.7 x	7.5 x	7.7 x	7.7 x	7.8 x	7.8 x	7.8 x	7.8 x	7.9 x	7.9 x	6.3 x	6.6 x	-
2025E Earnings - Per Management	572	7.7	8.7	8.9	8.9	9.0	9.0	9.0	9.0	9.1	9.1	5.9	7.1	-

Source: Elk Management preliminary projections, FactSet as of 05-Apr-2024, Company filings. ¹ Based on Elk computed diluted shares outstanding inclusive of ordinary shares, non-voting ordinary shares, RSUs, PSUs and JSOP shares as of Q1’24. Analysis accounts for share count dilution applied to valuation range. 2 Traditional Bermuda Reinsurers include Everest Re, RenaissanceRe, Axis Capital, and Fidelis. 3 Other Bermuda Reinsurers include Hamilton, Greenlight Re and SiriusPoint.

4 Adjusted for net realized and unrealized gains / (losses) on fixed maturities available for sale, fixed maturities trading, and funds held, change in fair value of insurance contracts, and amortization of fair value adjustments.

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DRAFT - CONFIDENTIAL

Summary Per Share Metrics ($ in millions, except per share metrics)	INVESTMENT BANKING

Early Look Q1 Aggregate Book Value	$5,092
Aggregate Purchase Price	5,100
% of Book Value	100.1%

Diluted Shares (excluding JSOP basis)	14.982
Q1 BVPS (excluding JSOP basis)	$339.91
Purchase Price Per Share (excluding JSOP basis)	340.41
Increase / (Decrease) from Q1 BVPS	0.51

Diluted Shares (including JSOP basis)	15.151
Q1 BVPS (including JSOP basis)	$336.12
Purchase Price Per Share (including JSOP basis)	336.62
Increase / (Decrease) from Q1 BVPS	0.50

Note: Draft fully diluted share count is a current estimate
at this time and subject to change.

Source: Elk management

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DRAFT - CONFIDENTIAL

Detailed Equity Capitalization and Share Count Table	INVESTMENT BANKING

	Q1'24 Change of
Security Type	Control	Q1'24 Standalone	YE 2023 Standalone
Voting Ordinary Shares	14.631	14.631	14.631
Restricted Stock Units	0.154
Performance Stock Units	0.095	0.351	0.292
Director Share Units	0.051
Joint Share Ownership Plan (Treasury Stock Method)	0.220	-	-
Fully Diluted Shares Outstanding	15.151	14.982	14.923

Source: Elk management, company filings as of YE 2023. Note: Based on Stork’s stated offer price of $5.1bn.

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DRAFT - CONFIDENTIAL

Q1’24 Preliminary Book Value Walk ($ in millions, except per share metrics)	INVESTMENT BANKING

	Book Value	Fully Diluted	BVPS		Book Value	Fully Diluted	BVPS
	(incl. AOCI)	Shares	(incl. AOCI)	AOCI	(excl. AOCI)	Shares	(excl. AOCI)

Q4 2023: As Stated	$5,025	14.923	$336.72	($336)	$5,361	14.923	$359.24
Q1'24 Technical Income	$12	-			$12	-
Q1'24 Change in Fair Value Adjustment	20	-			20	-
Q1'24 Total Investment Return	200	-		(31)	231	-
Q1'24 Expenses, Interest on Debt, Div on Pref	(150)	-			(150)	-
Other: Change in Monument Carrying Value	(15)	-			(15)	-
Change in Diluted Shares	-	0.058			-	0.058
Q1 2024 "Early Look": As Stated	$5,092	14.982	$339.91	($367)	$5,459	14.982	$364.40

Source: Elk management, company filings as of YE 2023.

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